Exhibit 5.1

May 4, 2007

Board of Directors
1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601

Ladies and Gentlemen:

I serve as General Counsel to 1st Source Corporation, a Indiana corporation (“1st Source”), and have advised 1st Source in connection with the Agreement and Plan of Merger, dated as of February 19, 2007 (the “Merger Agreement”) among 1st Source, Hickory Acquisition, Inc., an Indiana corporation, FINA Bancorp, Inc., an Indiana corporation (“FINA Bancorp”), and Wayne B. Welter, as Shareholders’ Agent, providing for the merger (the “Merger”) of FINA Bancorp with and into Hickory Acquisition, Inc. The Merger Agreement and Merger are described in the accompanying Registration Statement of 1st Source on Form S-4 (“Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (“Securities Act”) of up to 2,300,000 shares of 1st Source common stock, no par value, that may be issued in the merger (the “Shares”).

At the effective time of the Merger, the outstanding shares of FINA Bancorp common stock, no par value, will be converted into the right to receive, in exchange for each share of FINA Bancorp common stock, consideration of approximately $3,206.57 per share, or approximately $135 million in the aggregate, consisting of cash or a combination of cash and shares of 1st Source common stock, subject to adjustment in accordance with the Merger Agreement. The Merger Agreement stipulates that no more than 42% and no less than 40% of the merger consideration shall be in the form of 1st Source common stock.

Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined, among other things:

(1)	an executed copy of the Merger Agreement;

(2)	copies, certified to my satisfaction of the Articles of Incorporation, as amended, and the Code of By-Laws, as amended, of 1st Source as in effect on the date hereof;

(3)	copies certified to my satisfaction of resolutions adopted by the Board of Directors of 1st Source, including resolutions approving the Merger Agreement and the issuance of the Shares; and

(4)	such other documents, certificates, corporate proceedings and statutes as I considered necessary to enable me to furnish this opinion.

Board of Directors
May 4, 2007

For purpose of this opinion I have assumed:

(1)	that the Merger Agreement has been duly and validly authorized, executed and delivered by FINA Bancorp and is valid and binding;

(2)	that the Merger will be consummated in accordance with the terms of the Merger Agreement.

(3)
that the certificates representing the Shares conforming to an authorized specimen thereof examined by me, shall have been countersigned and registered by authorized officials of the transfer agent and exchange agent for the 1st Source common stock and delivered in accordance with the instructions of 1st Source.

(4)
the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing, it is my opinion that the Shares have been duly authorized and will be validly and legally issued, fully paid and non-assessable when:

(i)	the Registration Statement filed by 1st Source with respect to the Shares shall have become effective under the Securities Act, and

(ii)	the Shares shall have been issued upon consummation of the Merger pursuant to and in accordance with the terms and conditions of the Merger Agreement.

The foregoing is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Proxy Statement/Prospectus forming part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ John B. Griffith

John B. Griffith,
General Counsel